Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE            Contact:    Laura J. Wakeley
Office:     717-291-2616

Fulton Financial Corporation declares special cash dividend, extends timeframe for stock repurchase program

(November 23, 2016) - LANCASTER, PA - Fulton Financial Corporation (Nasdaq: FULT) today announced that its Board of Directors has authorized the payment of a special cash dividend of two cents per share on its common stock. The special dividend is payable on December 15, 2016, to shareholders of record as of December 2, 2016.
Fulton paid quarterly cash dividends of nine cents per share in each of the first and second quarters of 2016 and ten cents per share in each of the two subsequent quarters in 2016. The Board of Directors is expected to consider the next quarterly cash dividend at its December meeting.
Fulton also announced that its Board of Directors has extended the timeframe for its stock repurchase program announced in October 2015 from December 31, 2016, to December 31, 2017.
The stock repurchase program authorizes Fulton to repurchase up to an aggregate of $50 million of Fulton’s outstanding commons stock. To date, approximately $18.5 million of Fulton’s common stock has been repurchased under the repurchase program, with a remaining authorization of up to $31.5 million of common stock that may be repurchased under the program through December 31, 2017.
As permitted by securities laws and other legal requirements and subject to market conditions and other factors, purchases may be made from time to time in open market or privately negotiated transactions, including without limitation, through accelerated share repurchase transactions. The repurchase program may be discontinued at any time.
Fulton Financial Corporation, an $18.7 billion Lancaster, Pa.-based financial holding company, has more than 3,700 employees and operates more than 240 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through six subsidiary banks.
Additional information on Fulton Financial Corporation can be found on the Internet at www.fult.com.

Safe Harbor Statement

This news release may contain forward-looking statements with respect to Fulton Financial Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond Fulton's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.

A discussion of certain risks and uncertainties affecting Fulton, and some of the factors that could cause Fulton's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Fulton’s Annual Report on Form 10-K for the year ended December 31, 2015, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of Fulton's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). Fulton undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.